Exhibit 99.2

DATA SYSTEMS & Software Inc. Announces Retention of Foresight to Assist in Evaluating Strategic Alternatives

Wednesday March 3, 11:52 am ET

MAHWAH, N.J., March 3 /PRNewswire-FirstCall/ -- Data Systems & Software Inc. (Nasdaq: DSSCE - News) today announced that it has retained Foresight, a strategic and financial consulting and research firm, to perform a valuation of the Company, its various subsidiaries and its Comverge Inc. equity affiliate, as well as perform other analysis to be utilized by the Board of Directors of the Company in its exploration of possible strategic alternatives. Foresight is one of Israel's premier strategic and financial consulting and research firms, specializing in telecommunications, media and technology.

George Morgenstern, Chairman and Chief Executive Officer of the Company, stated:
"As part of the Company's evaluation of strategic alternatives to increase shareholder value, we are pleased to have retained a consulting firm of Foresight's skill and reputation. Foresight will provide us with market and valuation data, analysis and insight about both our existing operations and assets as well as certain possible strategic transactions which are under consideration. This information will be used by the Board in its ongoing evaluation of strategic alternatives, which include possible restructuring, merger or acquisition and/or financing transactions. As part of this process, the Board is also seeking to introduce new executive personnel to manage our business, development and future growth."


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ABOUT DATA SYSTEMS & Software Inc.

Data Systems & Software Inc. is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. Its Comverge Inc. affiliate provides energy intelligence solutions to utilities. About Foresight

Foresight is a premier Israeli strategic and financial consulting and research firm, specializing in telecommunications, media and technology. Foresight's sector-specific team of consultants and analysts provide myriad business and financial services to a diverse clientele ranging from corporations, start-ups and VC's to service providers, vendors and institutional investors. Foresight is the Israeli representative of the The Yankee Group, a global research and consulting firm. For more information on Foresight, visit its website at www.foresight.co.il.

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with

(i) conditions in the market for energy intelligence solutions, including the pace and consequences of deregulation and competition,

(ii) conditions in the computer hardware and IT solutions markets,

(iii) the Company's evaluation of its corporate activities and strategic alternatives, and

(iv) the Company's business generally. There can be no assurance that the Company will be successful in consummating any strategic initiatives or corporate restructurings or identifying and/or concluding agreements with suitable acquisition candidates, merger partners or other parties. There can be no assurance that any improvements in operating results and/or in the trading price for the Company's shares will result from the evaluation or modification of the Company's activities and structure. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business-Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

CONTACT:
George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026
E-mail: ir@dssiinc.com